exhibit l.4

December 20, 2018

Stradley Ronon Stevens & Young, LLP

191 N. Wacker Dr., Ste. 1601

Chicago, Illinois 60606

RE:         Nuveen High Income 2023 Target Term Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Nuveen High Income 2023 Target Term Fund, a Massachusetts business trust (the “Fund”), we consent to the incorporation by reference of our opinion filed with the Securities and Exchange Commission in the Registration Statement filed pursuant to Rule 462(b) on Form N-2 (File Nos. 333-228884 and 811-23381) on November 18, 2018.

In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP